Exhibit 3.3

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AMERICAN SEAFOODS CORPORATION

1. The name of the corporation is American Seafoods Corporation (the “Corporation”).

2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 1, 2003.

3. This Amended and Restated Certificate of Incorporation of the Corporation, which restates and integrates and further amends the Certificate of Incorporation of the Corporation (as the same may be amended, restated or supplemented from time to time, the “Certificate of Incorporation”), was duly adopted by written consent of the stockholders of the Corporation without a meeting in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (“DGCL”) and a notice of the taking of such action without a meeting has been provided in accordance with Section 228 thereof:

: The name of the Corporation is American Seafoods Corporation.

: The Corporation’s registered office in the State of Delaware is at 9 East Loockerman Street in the City of Dover, 19901, County of Kent. The name of its registered agent at such address is National Registered Agents, Inc.

: The nature of the business of the Corporation and its purpose is to engage in any lawful acts or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

: The total number of shares of all classes of stock that the Corporation shall have authority to issue is 300,000,000, consisting of the following classes: (i) 195,000,000 shares of Class A common stock, par value $0.01 per share (the “Class A Common Stock”), (ii) 20,000,000 shares of Class B common stock, par value $.01 per share (the “Class B Common Stock”), (iii) 60,000,000 shares of Class C common stock, par value $0.01 per share (the “Class C Common Stock”; and together with the Class A Common Stock and Class B Common Stock, the “Common Stock”) and (iii) 25,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Stock”; and together with the Common Stock, the “Capital Stock”). Certain capitalized terms used in this Article FOURTH are defined in Section E. below.

Class A Common Stock, Class B Common Stock, Class C Common Stock.

Conversions.

Common Stock into Class B Common Stock. Effective upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each share of common stock of the Corporation, par value $0.01 per share, issued and outstanding or held in treasury immediately prior to the Effective Time shall, without any action on the part of the holder thereof or the Corporation, automatically be reclassified into 4,461.709 shares of Class B Common Stock. Each stock certificate that, immediately prior to the Effective Time, represented shares of common stock shall, from and after the Effective Time and without the necessity of presenting the same for exchange, represent the number of shares of Class B Common Stock into which the shares of common stock represented by such stock certificate were reclassified pursuant hereto; provided, that each person holding of record a stock certificate or certificates that represented shares of common stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of Class B Common Stock to which such person is entitled under the foregoing reclassification.

Class C Common Stock into Class A Common Stock. Immediately following any complete separation of the Corporation’s outstanding IDSs, each issued and outstanding share of Class C Common Stock, if any, shall, without any action on the part of the holder thereof or the Corporation, automatically be converted into one share of Class A Common Stock on a share-for-share basis. Each stock certificate that, immediately prior to such time, represented shares of Class C Common Stock shall, from and after such time and without the necessity of presenting the same for exchange, represent the number of shares of Class A Common Stock into which the shares of Class C Common Stock represented by such stock certificate were converted pursuant hereto; provided, that each person holding of record a stock certificate or certificates that represented shares of Class C Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of Class A Common Stock to which such person is entitled under the foregoing conversion.

Rights and Restrictions.

Class A Common Stock, Class B Common Stock and Class C Common Stock. Shares of Class A Common Stock, Class B Common Stock and Class C Common Stock shall be identical in all respects and shall entitle the holders thereof to the same relative rights, powers, preferences and privileges, except as expressly provided herein. Notwithstanding the foregoing, in no event shall any shares of Class B Common Stock or Class C Common Stock be combined with any other securities of the Corporation in order to form IDSs.

Voting. Subject to the provisions of applicable law and this Article FOURTH, the holders of shares of Class A Common Stock, Class B Common Stock and Class C Common Stock shall vote on all matters submitted to a vote of the Corporation’s stockholders as a single class and be entitled to one vote per share. Notwithstanding the foregoing, in any vote of the stockholders to elect directors to the Board of Directors, each holder of Class A Common Stock, Class B Common Stock and Class C Common Stock shall be entitled to vote a number of shares equal to the combined number of shares of Class A Common Stock, Class B Common Stock and Class C Common Stock held by such holder multiplied by the number of directors to be elected by all of the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock; these votes may be divided among the total number of directors to be elected by such holders or distributed among any lesser number, in such proportion as the holder may desire.

Dividends, etc. Holders of shares of Class A Common Stock, Class B Common Stock and Class C Common Stock shall be entitled to receive dividends and other distributions of cash, stock or property of the Corporation as may be declared by the Board of Directors from time to time out of funds legally available therefor. The Board of Directors may declare dividends at different rates for each of the shares of Class A Common Stock, Class B Common Stock and Class C Common Stock, and may set and declare such dividends in conformity with dividend policies theretofor established by the Board of Directors; provided that except as provided in clause (ii) of this proviso, the quarterly per share dividend rate for the shares of Class B Common Stock paid shall be equal to times the quarterly per share dividend rate for the Class A Common Stock;

for the fiscal quarter in which August 11, 2004 occurs and for each of the first four fiscal quarters thereafter, the Class B Common Stock shall be subordinated in right of distribution to the Class A Common Stock such that with respect to such fiscal quarter the Board of Directors shall not declare and the Corporation shall not pay any cash dividend on the Class B Common Stock unless a dividend equal to $         per share can and will be declared and paid in full on the Class A Common Stock; provided that such subordination shall not apply after the occurrence of any Default by the Corporation in respect of the IDS Notes; and provided further that if such subordination does apply with respect to any fiscal quarter, then with respect to such fiscal quarter the Board shall not declare and pay a cash dividend on the Class A Common Stock in excess of $         per share unless a cash dividend of at least $         per share can and will be declared and paid on the Class B Common Stock; and

if, with respect to any fiscal quarter and for insufficiency of available cash, the Board of Directors does not declare and the Corporation does not pay in full a minimum dividend of $         per share on the Class A Common Stock and $         per share on the Class B Common Stock, then neither the Corporation nor any stockholder thereof shall be required to satisfy any part of such deficiency, whether out of past or future distributions from the Corporation or otherwise.

Rights upon Liquidation. Upon the liquidation, dissolution or winding up of the Corporation, holders of each of the Class A Common Stock, the Class B Common Stock and the Class C Common Stock will be entitled to share equally on a per-share basis (as if there were only one class of common stock) in the assets of the Corporation available for distribution to the holders of such capital stock.

Preferred Stock.

Series A, B and C Preferred.

Designation. Of the Preferred Stock authorized to be issued by the Corporation by this Article FOURTH, one share shall be designated as Series A Redeemable Preferred Stock, par value $0.01 per share (the “Series A Preferred”), one share shall be designated as Series B Redeemable Preferred Stock, par value $0.01 per share (the “Series B Preferred”), and one share shall be designated as Series C Redeemable Preferred Stock, par value $0.01 per share (the “Series C Preferred” and, together with the Series A Preferred and the Series B Preferred, the “Series A, B and C Preferred” or the “Series A, B, or C Preferred”, as the context requires).

Voting and Consent Rights.

Except as otherwise provided in this Sub-section (b) or by law, the Holders of the Series A, B and C Preferred shall vote with the Class A Common Stock, the Class B Common Stock and the Class C Common Stock as a single class as provided in Section (A)(2)(b) of this Article FOURTH at each meeting of stockholders of the Corporation with respect to any and all matters presented to the stockholders of the Corporation for their consideration. At any meeting of the stockholders of the Corporation, each Holder of Series A, B or C Preferred shall be entitled, in respect of such Series A, B or C Preferred, to cast a number of votes equal to such Holder’s Common Share Equivalent Voting Number at the record date for the matter to be voted upon. In any vote of the stockholders to elect directors to the Board of Directors, each holder of Series A, B or C Preferred shall be entitled, in respect of such Series A, B or C Preferred, to cast a number of votes equal to such Holder’s Common Share Equivalent Voting Number at the pertinent record date multiplied by the number of directors to be elected by all of the Class A Common Stock, Class B Common Stock and Class C Common Stock; these votes may be divided among the total number of directors to be elected by such holders or distributed among any lesser number, in such proportion as the Holder may desire. Each Holder of Series A, B or C Preferred shall be entitled to notice of any stockholders’ meeting in accordance with the Certificate of Incorporation and the By-Laws in the same manner as holders of the Corporation’s Class A Common Stock, Class B Common Stock and Class C Common Stock. For the avoidance of doubt, nothing herein shall preclude a holder of Preferred Stock from also voting shares of Class A Common Stock, Class B Common Stock or Class C Common Stock that such holder is otherwise entitled to vote.

In addition to the voting rights provided in clause (i) above and except as provided by clause (iii) below, the Holder of the Series A Preferred shall have the right to elect two members, and the Holders of the Series B Preferred and the Series C Preferred shall each have the right to elect one member, of the Board of Directors, which member or members the Holder of such series may remove at any time, with or without cause. If a vacancy shall exist in the office of a director elected solely by the Holders of any of the Series A, B or C Preferred, respectively, the Holder of the outstanding share of such series shall have the sole right to elect a successor. Upon the loss of the right of any Series A, B or C Preferred to elect members of the Board of Directors as provided in clause (iii) below, the director elected by the Holder of such series shall serve the remainder of the term of such directorship, whereupon the ability of the Holder of such series to elect a successor director shall cease and a successor director with respect to such directorship shall be elected in accordance with the provisions of this Certificate of Incorporation and the By-laws.

Notwithstanding the rights of the Holders to elect members to the Corporation’s Board of Directors as provided in clause (ii) above, the right of:

the Holder of the Series A Preferred to elect one of the two directors will automatically terminate, without any further action on the part of the Corporation or the Holder,

immediately following the date on which either (x) such Holder’s Transfer Adjusted Ownership Percentage falls below five percent or (y) such Holder’s Fully Diluted Ownership Percentage falls below two-and-one-half percent; provided, however, that, the Corporation shall have given the Holder written notice of such occurrence. If such Holder shall have received notice from the Corporation of such occurrence and shall have notified the Corporation within five business days after the date such notice was sent by the Corporation (such notification by such Holder, a “Response Notice”) that such Holder intends as promptly as reasonably possible to purchase sufficient amounts of securities (other than from the Corporation) to cause the pertinent percentage again to exceed the pertinent threshold, such percentage shall be deemed to remain above such threshold until the expiration of the Reasonable Purchase Period with respect to such Response Notice; and

the Holders of any of the Series A, B or C Preferred to elect any directors will automatically terminate, without any further action on the part of the Corporation or the Holder, immediately following the date on which either (x) such Holder’s Transfer Adjusted Ownership Percentage falls below three percent or (y) such Holder’s Fully Diluted Ownership Percentage falls below one-and-one-half percent; provided, however, that, the Corporation shall have given the Holder written notice of such occurrence. If such Holder shall have received notice from the Corporation of such occurrence and shall have delivered to the Corporation (within five business days after the date such notice was sent by the Corporation) a Response Notice that such Holder intends as promptly as reasonably possible to purchase sufficient amounts of securities (other than from the Corporation) to cause the pertinent percentage again to exceed the pertinent threshold, such percentage shall be deemed to remain above such threshold until the expiration of the Reasonable Purchase Period with respect to such Response Notice.

In addition to any vote required by law, for so long as the Holder of the Series A Preferred is entitled to elect two members of the Board of Directors under Section B(1)(b)(ii) of this Article FOURTH, the affirmative vote or written consent of (x) in the case of any decision of the Board of Directors relating to the compensation of Bernt O. Bodal in his capacity as the Chief Executive Officer of the Corporation, a majority of the members of the Board of Directors then elected by the Holder of the Series A Preferred and the Holder of the Series C Preferred, and (y) in each other case, a majority of the members of the Board of Directors then elected by the Holders of the Series A, B and C Preferred, will be necessary to:

change the number of members of the Board of Directors;

create any executive committee or any other standing committee of the Board of Directors, or (i) change the right of the directors elected by the Holder of the Series A Preferred to appoint one member of the audit committee of the Board of Directors or (ii) change the size, duties or responsibilities of the audit committee, the nominating and governance committee or the compensation committee of the Board of Directors, except as determined by the Board of the Directors or the pertinent committee to be necessary or desirable to conform as to clauses (i) and (ii) hereof with applicable law or stock exchange regulations, or as to clause (ii) with best governance practices as commonly understood and implemented by other public companies, provided, that in no event shall a new committee be created with duties or responsibilities specifically delegated in this Certificate of Incorporation or in the By-Laws of the Corporation to the audit, compensation or nominating and governance committees;

create any new committee of the Board of Directors without offering membership thereon to each director elected solely by either the Series A Preferred, the Series B Preferred or the Series C Preferred unless participation by such directors is precluded by or is inconsistent with applicable law, with stock exchange regulations, or with best governance practices as commonly understood and implemented by other public companies;

create any new equity or phantom equity plan for employees or officers of the Corporation or make any material modification to any such existing plan;

issue or agree to issue Capital Stock or securities convertible into Capital Stock (i) to any employee or to any person as an inducement to become an employee (other than pursuant to and in conformity with an existing equity plan or existing contractual right of an employee) or (ii) without limiting clause (i) hereof, to any Related Party, in the case of either (i) or (ii) above, for a consideration less than the fair market value thereof;

create any new bonus or performance based compensation plan for Executive Officers (or otherwise make any new bonus or performance based compensation plan applicable to Executive Officers) or make any modification to any bonus or performance plan for Executive Officers that would either (i) set bonus targets for the Executive Officers that are lower than analogous targets set for other employees of the Corporation or (ii) increase the percentage range of bonuses available to the Executive Officers or the target ranges to which such percentage range is applied;

pay bonuses to any Executive Officers other than pursuant to and in conformity with an existing bonus or performance based compensation plan; or

issue shares of any class or series of Preferred Stock or securities convertible into any series of Preferred Stock (other than the initial issuance of Series A, B and C Preferred as provided for herein);

In addition to any vote required by law, for so long as the Holder of the Series A Preferred is entitled to elect two members of the Board of Directors, the affirmative vote or written consent of a majority of the voting power of the Holders of the Series A, B and C Preferred, voting together as a single class with each series being entitled to a number of votes equal to the number of directors it is then entitled to elect to the Board of Directors, will be necessary to:

amend Sections (A)(2)(b), (A)(2)(c) or (B)(1) of this Article FOURTH or any of the definitions in Section (E) of this Article FOURTH to the extent used in such sections;

amend this Article FOURTH to provide for a classified Board of Directors;

amend Section 2.01(b) of the By-Laws of the Corporation to change the method by which directors (other than directors elected by the Holders of the Series A, B and C Preferred) are nominated for election to the Board of Directors (except as required by applicable law or stock exchange regulation); or

elect as a member of the Board of Directors more than one current Executive Officer (except as required by applicable law or stock exchange regulation).

In addition to any vote required by law or by any other provision of this Certificate of Incorporation, for so long as any shares of Series A, B or C Preferred are outstanding, the affirmative vote or written consent of a majority of the voting power of the Holders of each of the Series A, B and C Preferred, respectively, each voting separately as a class, will be necessary to amend, modify or repeal any provision of, or add any provision to, the Certificate of Incorporation or By-Laws that would adversely affect any privilege, preference, right or power of the Series A, B or C Preferred, respectively, including by increasing or decreasing the number of shares of Series A, B or C Preferred authorized for issuance hereunder, except as expressly contemplated hereby.

Committees of the Board of Directors. Except as may be required by applicable law or by the rules of any stock exchange upon which the securities of the Corporation are listed or traded, and except with respect to clause (iv) below, for so long as the Holder of the Series A Preferred is entitled to elect two directors to the Board of Directors:

The Board of Directors shall have an audit committee, initially consisting of three directors, two of whom shall be selected by the nominating and governance committee of the Board of Directors (one of whom shall be a “financial expert” as defined in federal securities laws) from among the directors of the Board of Directors, other than directors elected by the Holders of the Series A, B and C Preferred. One of the members of the audit committee shall be selected by the directors elected by the Holder of the Series A Preferred. No director elected by a Holder of the Series A, B or C Preferred and no employee or Affiliate of such a Holder or of such a Holder’s Core Affiliates may serve on the audit committee of the Board of Directors.

The Board of Directors shall have a nominating and governance committee, initially consisting of five directors, none of whom shall have been elected by the Holders of the Series A, B or C Preferred. Vacancies on the committee may result only from a member either ceasing to serve as a member of the Board of Directors or voluntarily resigning or otherwise refusing to serve on the committee. The remaining members of the committee will fill any vacancy. No director elected by a Holder of the Series A, B or C Preferred and no employee or Affiliate of such a Holder or of such a Holder’s Core Affiliates may serve on the nominating and governance committee of the Board of Directors except as permitted by clause (iv) below for a former director.

The Board of Directors shall have a compensation committee, initially consisting of five directors, none of whom shall have been elected by the Holders of the Series A, B or C Preferred. Vacancies on the committee may result only from a member either ceasing to serve as a member of the Board of Directors or voluntarily resigning or otherwise refusing to serve on the committee. The nominating and governance committee will fill any vacancy. No director elected by, a Holder of the Series A, B or C Preferred and no employee or Affiliate of such a Holder or of such a Holder’s Core Affiliates may serve on the compensation committee of the Board of Directors except as permitted by (iv) below for a former director.

Directors formerly elected to the Board of Directors by a Holder of the Series A, B or C Preferred may serve on any committee provided that (A) a vacancy is created on such committee other than as a result of the removal of a director from such committee by the nominating and governance committee, (B) such Holder of Series A, B, or C Preferred is not then entitled to elect a director, (C) such director is appointed to any such committee by the nominating and governance committee and (D) such director is otherwise qualified to serve on such committee under applicable law, stock exchange listing requirements, and best governance practices as commonly understood and implemented by other public companies.

Notwithstanding anything to the contrary in this Subsection (c), each member of the Board of Directors shall be entitled to receive all notices and other materials distributed to members of all committees of the Board and may attend any meeting thereof in a non-voting capacity (except that the Chief Executive Officer of the Corporation, if then a director, shall not be entitled to attend any meeting of the compensation committee of the Board of Directors at which such officer’s compensation is being discussed).

Dividends; Liquidation; Rank.

Other than upon the liquidation, dissolution or winding-up of the affairs of the Corporation or redemptions contemplated by Section B(1)(e) of this Article FOURTH, the Holders of shares of Series A, B or C Preferred shall not be entitled to receive regular or extraordinary dividends or distributions from the Corporation.

Upon any liquidation, dissolution or winding-up of the affairs of the Corporation, the Holders of shares of Series A, B and C Preferred then outstanding shall each be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount per share in cash equal to the Liquidation Preference (as appropriately adjusted for any stock dividend, stock split, reclassification, consolidation or similar event affecting the Series A, B or C Preferred, respectively) for each share outstanding, such amount to be paid to the Holders of shares of Series A, B and C Preferred before any payment shall be made or any assets distributed to the holders of any of the Junior Stock. Except as provided in the preceding sentence, Holders of shares of Series A, B and C Preferred shall not be entitled to any distribution in the event of any dissolution, liquidation or winding up of the affairs of the Corporation. If the assets distributable in any such event to the Holders of outstanding shares of Series A, B and C Preferred and all other Parity Stock are insufficient to permit the payment to such holders of the full preferential amounts to which they may be entitled, such assets shall be distributed ratably among the Holders of the outstanding shares of Series A, B and C Preferred and other Parity Stock in proportion to the full preferential amount each such holder would otherwise be entitled to receive. (For purposes of this Sub-section (c), neither the sale, conveyance, exchange and/or other disposition or encumbrance of all or substantially all of the Corporation’s property and assets nor a merger, consolidation, or otherwise shall be deemed to constitute a liquidation, dissolution or winding-up of the affairs of the Corporation.)

Each of the Series A, B and C Preferred shall, with respect to distributions upon dissolution, liquidation or winding-up of the affairs of the Corporation, rank (A) senior to (1) all classes of Common Stock of the Corporation, and (2) each other class of capital stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that such class or series will rank junior to the Series A, B and C Preferred as to distributions upon dissolution, liquidation or winding-up of the Corporation (collectively referred to, together with all classes of Common Stock of the Corporation, as “Junior Stock”), (B) on a parity with (1) each other Series A, B and C Preferred, respectively and (2) each series of Preferred Stock of the Corporation hereafter created the terms of which provide that such class or series will rank on a parity with the Series A, B and C Preferred as to distributions upon dissolution, liquidation, or winding-up (collectively referred to as “Parity Stock”), (iii) junior to each series of Preferred Stock of the Corporation hereafter created, the terms of which do not provide that it ranks junior to, or on a parity with, the Series A, B and C Preferred as to distributions upon dissolution, liquidation or winding up of the Corporation (collectively referred to as “Senior Stock”).

Redemption of Series A, B and C Preferred. The Corporation shall redeem, pursuant to a resolution of the Board of Directors and to the extent of funds legally available therefor, all of the shares of any Series A, B or C Preferred held by any Holder promptly following the date on which both (i) the Holder’s Common Share Equivalent Voting Number is reduced to zero and (ii) the Holder is no longer entitled by virtue of the ownership of such shares of Series A, B or C Preferred, and/or shares of Class A Common Stock, Class B Common Stock or Class C Common Stock, to elect any directors. The redemption price to be paid for each share of Series A, B or C Preferred shall be its Liquidation Preference and the redemption shall be carried out in the manner provided for in Section D(6) of this Article FOURTH.

Transferability; Legends. Shares of Series A, B and C Preferred may not be Transferred except to any Preferred Permitted Transferee. Any purported Transfer to another Person shall be void ab initio and without effect. So long as such shares have not been registered under the Securities Act of 1933, as amended, each certificate representing shares of Series A, B and C Preferred shall bear a legend in substantially the following form:

THIS SECURITY IS SUBJECT TO TRANSFER RESTRICTIONS AND REDEMPTION IN CERTAIN INSTANCES AS DESCRIBED IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF AMERICAN SEAFOODS CORPORATION. THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD EXCEPT IN COMPLIANCE THEREWITH.

Issuance of Other Preferred Stock. Preferred Stock, in addition and subject to the rights of the Series A, B and C Preferred, may be issued at any time and from time to time in one or more series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in a series and, by filing a certificate of designation pursuant to the applicable provisions of the DGCL (hereinafter referred to as a “Preferred Stock Certificate of Designations”), to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights, including voting rights, of shares of each such series and the qualifications, limitations and restrictions thereof. Upon the creation of any new series of Preferred Stock, the Board of Directors shall, to the extent it deems necessary or advisable, establish and implement rules and procedures substantially similar to those contained in Sections C and D of this Article FOURTH to ensure timely compliance with the Foreign Ownership Rules.

Terms of Preferred Stock. Subject to the rights of the Series A, B and C Preferred, the authority of the Board of Directors with respect to each series of Preferred Stock other than the Series A, B and C Preferred, shall include, but not be limited to, determination of the following:

the designation of the series, which may be by distinguishing number, letter or title;

the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the applicable Preferred Stock Certificate of Designations) increase or decrease (but not below the number of shares thereof then outstanding);

whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series;

the dates on which dividends, if any, shall be payable;

the redemption rights and price or prices, if any, for shares of the series;

the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

whether the shares of the series shall be convertible or exchangeable into shares of any other series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

restrictions on the issuance of shares of the same series or of any other series;

the voting rights, if any, of the holders of shares of the series; and

such other terms and provisions as the Board of Directors may determine.

Restrictions on Ownership of Capital Stock.

Ownership Policies. The Board of Directors shall from time to time establish or adopt by resolution and publicly disclose with respect to Capital Stock any (a) ownership presumption or fair inference rule, (b) safe harbor percentage or rule (including any limitation on the percentage of shares of Capital Stock that may be held through any depositary), (c) rule relating to the determination of which Persons are Beneficial Owners or the determination of a Person’s address or status as a U.S. Citizen, or (d) other comparable policy or procedure (collectively, the “Board Ownership Policies”), that the Board of Directors determines in good faith are necessary or advisable for the Corporation to adopt in order to satisfy the Foreign Ownership Rules. Such policies may be revised by the Board of Directors from time to time and any such revisions shall also be publicly disclosed. The Board of Directors shall also from time to time by resolution establish and implement appropriate and timely monitoring, counting and related procedures and protocols to insure compliance with the Foreign Ownership Rules and the Board Ownership Policies. The Board Ownership Policies, as amended, restated or supplemented from time to time, will be maintained at the executive offices of the Corporation and copies thereof will be made available to holders of the Capital Stock upon request.

Owners Required to Provide Information. In furtherance of the Board Ownership Policies and in order to comply with the Foreign Ownership Rules, but without limiting the generality of the authority of the Board of Directors under Section C(1) of this Article FOURTH, every Person, as a condition to acquiring and holding Beneficial Ownership of Capital Stock, must comply with the following provisions:

Every Person acquiring or holding Beneficial Ownership of 5% or more of the outstanding shares of Capital Stock must provide to the Corporation, promptly upon acquisition of shares of Capital Stock resulting in such Beneficial Ownership threshold, and at such other times as the Board of Directors may determine, a written statement or an affidavit, as the Corporation may determine, duly signed, stating the name and address of such Beneficial Owner, the number of shares of Capital Stock Beneficially Owned by such Beneficial Owner as of a recent date, the legal structure of such Beneficial Owner, and a statement as to whether such Beneficial Owner is a U.S. Citizen;

Promptly upon request by the Corporation, any Beneficial Owner of Capital Stock must provide to the Corporation a written statement or an affidavit, as the Corporation may determine, duly signed, stating the name and address of such Beneficial Owner, the number of shares of Capital Stock Beneficially Owned by such Beneficial Owner as of a recent date, the legal structure of such Beneficial Owner, and a statement as to whether such Beneficial Owner is a U.S. Citizen; and

Every Beneficial Owner of Capital Stock must provide, or authorize such Beneficial Owner’s broker, dealer, custodian, depositary, nominee or similar agent to provide, to the Corporation such Beneficial Owner’s address.

Voting Restrictions. The Board of Directors from time to time by resolution or amendment of the Board Ownership Policies may establish rules limiting the right to vote shares of Capital Stock to Beneficial Owners who are U.S. Citizens.

Legends. For so long as the restrictions set forth in this Section C of this Article FOURTH are in effect, each certificate representing shares of Capital Stock shall bear a legend in substantially the following form:

THE SHARES OF CAPITAL STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO OWNERSHIP, VOTING AND TRANSFER RESTRICTIONS AS SET FORTH IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF AMERICAN SEAFOODS

CORPORATION (THE “CORPORATION”) AND ARE SUBJECT TO REDEMPTION IN CERTAIN INSTANCES DESCRIBED THEREIN. A COPY OF SUCH CERTIFICATE OF INCORPORATION MAY BE OBTAINED FROM THE EXECUTIVE OFFICES OF THE CORPORATION.

Remedies for Non-Complying Shares.

No Continuing Interest.

If, notwithstanding the other provisions contained in this Article FOURTH, there is a purported Transfer of shares of Capital Stock to any Person that would result in such shares becoming Non-Complying Shares, such purported Transfer shall be of no effect and void ab initio as to those shares that would otherwise become Non-Complying Shares, and the intended transferee shall be a “Prohibited Owner” with respect to the Non-Complying Shares and, to the fullest extent permitted by applicable law, shall acquire no right or interest (except as set forth in this Section D) in such Non-Complying Shares.

If, notwithstanding the other provisions of this Article FOURTH, and for so long as, any Person who is a Beneficial Owner of shares of Capital Stock fails to provide or cause to be provided to the Corporation the written statements, affidavits or other information contemplated by Section C(2) of this Article FOURTH, all of the shares Beneficially Owned by such Person will become Non-Complying Shares, such Person shall be a “Prohibited Owner” and, to the fullest extent permitted by applicable law, shall cease to own any right or interest (except as set forth in this Section D) in all shares of Capital Stock Beneficially Owned by such Person at the time of such noncompliance unless and until such failure to so comply has been cured prior to any redemption of Non-Complying Shares provided for under Section D(5) of this Article FOURTH.

Neither the Corporation nor its transfer agent shall be required to recognize any Prohibited Owner as a stockholder of the Corporation with respect to any Non-Complying Shares purportedly Transferred to such Prohibited Owner except to the extent necessary to effect the provisions of this Section D.

Notice. The Corporation will notify any Person (such notice, a “Noncompliance Notice”), some or all of whose shares of Capital Stock are or have become Non-Complying Shares, as soon as practicable after the Corporation determines to exercise any of the remedies with respect to such Non-Complying Shares available to it under this Section D of this Article FOURTH or otherwise under applicable law. The Noncompliance Notice shall be sent by first-class mail to such Person’s last address known to the Corporation and to the Person’s last known broker, dealer, custodian, depositary, nominee or similar agent, if any, and will be deemed to have been duly delivered and received five days following the date when so mailed. The failure of the Corporation to deliver a Noncompliance Notice, or any deficiency therein, shall not affect the ability of the Corporation to implement the provisions of this Section D.

Corporate Authority. If the Corporation shall at any time determine that a purported Transfer of a nature described in Section D(1)(a) of this Article FOURTH has taken place, is attempted or intended to take place, the Corporation may take such action as it deems advisable to refuse to give effect to or to prevent or void such Transfer, including, but not limited to, refusing to give effect to such Transfer on the stock transfer books of the Corporation or instituting proceedings to enjoin such Transfer or acquisition, but the failure to take any such action shall not affect the Corporation’s other rights or any Beneficial Owner’s other obligations under this Article FOURTH.

Transfer of Non-Complying Shares to a Permitted Transferee. Notwithstanding any provision of this Article FOURTH:

As soon as practicable following the mailing of a Noncompliance Notice, but in any event within 30 days following such date or on such later date as the Board of Directors may determine (the “Suspension Period”), the Prohibited Owner shall Transfer the Non-Complying Shares to a Permitted Transferee. Prior to any Transfer by a Prohibited Owner of Non-Complying Shares to a purported Permitted Transferee, such Prohibited Owner shall give not less than five days’ prior written notice to the Corporation of such intended Transfer.

If some or all of the Non-Complying Shares would continue to be Non-Complying Shares in the hands of the intended transferee, such Transfer shall be void ab initio as to that number of Non-Complying Shares that continue to be Non-Complying Shares, and the purported Permitted Transferee shall be deemed to be a Prohibited Owner and, to the fullest extent permitted by applicable law, shall acquire no rights in such shares of Capital Stock, and the Corporation shall have the right to redeem such Non-Complying Shares immediately as provided in Section D(5) of this Article FOURTH.

If for any reason the Prohibited Owner fails to Transfer Non-Complying Shares as provided herein, the Corporation may cause the Transfer of all or any portion of the Non-Complying Shares to any Person, all without any action on the part of the Prohibited Owner.

Redemption of Non-Complying Shares. The Corporation shall, following adoption of a resolution by the Board of Directors and in the manner provided in Section D(6) of this Article FOURTH, redeem Non-Complying Shares from a Prohibited Owner to the extent of funds legally available therefor at a price per share equal to the par value thereof (as appropriately adjusted for any stock dividend, stock split, reclassification, consolidation or similar event affecting such Non-Complying Shares), in the event that such Prohibited Owner has failed to Transfer such Non-Complying Shares to a Permitted Transferee in accordance with Section D(4) of this Article FOURTH prior to such date.

Redemption Procedures.

In order to redeem shares of Series A, B or C Preferred or Non-Complying Shares, as the case may be, the Corporation shall send a notice of redemption in writing to the applicable Holder or Prohibited Owner of record in the same manner as the Notice of Noncompliance. Such notice shall set forth (i) the event requiring such redemption, (ii) the number of shares of Series A, B or C Preferred or Non-Complying Shares to be redeemed, as the case may be, and the aggregate redemption price to be paid to such Holder or Prohibited Owner, (iii) the date fixed for such redemption (to be a date not earlier than 15 days after the date of such notice) and (iv) the manner in which and the address to which the Holder or Prohibited Owner is to surrender to the Corporation the certificate or certificates (if any) representing the shares of Series A, B or C Preferred or Non-Complying Shares, as the case may be, to be redeemed. Notwithstanding anything to the contrary contained herein, no failure to deliver a notice of redemption nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series A, B or C Preferred or Non-Complying Shares to be redeemed except as to the Holder or Prohibited Owner(s) to whom the Corporation has failed to give said notice or except as to the Holder or Prohibited Owner(s) whose notice was defective.

Each Holder or Prohibited Owner of Non-Complying Shares, as the case may be, shall surrender the certificate or certificates (if any) representing, or other instrument of transfer with respect to, the shares to be redeemed to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place designated in the notice of redemption. On the redemption date, the full redemption price for such shares shall be payable to the Person whose name appears on such certificate or certificates as the owner thereof, or to his nominees, if any, and each surrendered certificate shall be canceled and retired as of the date specified in the notice provided for in clause (a) above. Notwithstanding anything to the contrary contained herein, no failure by any Holder or Prohibited Owner to deliver to the Corporation duly executed certificates representing, or other instruments of transfer with respect to, the shares to be redeemed hereunder shall affect the validity of such redemption as of such date.

Redemptions pursuant to this Section D(6) shall be made to the extent of funds legally available therefor. If on any date fixed for redemption funds of the Corporation legally available therefor shall be insufficient to redeem all of the shares of Series A, B or C Preferred or Non-Complying Shares, as the case may be, to be redeemed, funds to the extent legally available shall be used for such purpose and the Corporation shall effect such redemption pro rata according to the number of shares of Series A, B or C Preferred or Non-Complying Shares held by the applicable Holder or Prohibited Owner, as the case may be. The redemption requirements provided hereby shall be continuous, so that if on any redemption date such requirements shall not be fully discharged, without further action by any Holder or Prohibited Owner funds legally available shall be applied therefor until such requirements are fully discharged.

Dividends. Following the date of a Noncompliance Notice to any Person, any dividends or distributions that are or become payable with respect to any Non-Complying Shares Beneficially Owned by such Person shall be placed in a segregated account and shall not be paid to such Person on the applicable payment date. The amounts and property held in the segregated account shall be held for the benefit of any Permitted Transferee of such Non-Complying Shares or the Corporation. Such amounts and property shall be released to any Permitted Transferee upon the completion of a Transfer of such Non-Complying Shares in accordance with Section D(4) of this Article FOURTH, or to the Corporation upon the completion of a redemption of such Non-Complying Shares in accordance with Section D(5) of this Article FOURTH.

Distributions Upon Liquidation, Dissolution or Winding-Up. A Prohibited Owner shall not be entitled to receive any distribution in respect of Non-Complying Shares in the event of any voluntary or involuntary liquidation, dissolution or winding up of or any distribution of the assets of the Corporation. That portion of the assets of the Corporation available for distribution in respect of Non-Complying Shares in such event shall be shared ratably with each other holder of Capital Stock entitled to receive such a distribution (determined based upon the ratio that the number of Non-Complying Shares of Capital Stock bears to the total number of shares of Capital Stock entitled to receive such a distribution then outstanding).

Voting. A Prohibited Owner shall have no voting rights with respect to Non-Complying Shares. Any vote by a Prohibited Owner with respect to Non-Complying Shares prior to the discovery by the Corporation that such shares of Capital Stock are Non-Complying Shares shall, to the full extent permitted by applicable law, be rescinded and shall be void ab initio with respect to such Non-Complying Shares. However, in the event that the Corporation has already taken irreversible corporate action, including but not limited to effecting a merger, the creation and issuance of shares of capital stock, an amendment to the Certificate of Incorporation, a sale of assets, or dissolution of the Corporation, then such vote by the Prohibited Owner with respect to Non-Complying Shares shall not be rescinded.

Principal Market Transactions. Notwithstanding any provision contained herein to the contrary, nothing in this Certificate shall preclude the settlement of any transaction entered into through the facilities of the Principal Market. The fact that the settlement of any transaction occurs or takes place shall not negate the effect of any other provision of this Article FOURTH, and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article FOURTH.

Definitions. For purposes of this Article FOURTH, the following terms shall have the meanings set forth below:

“ADTV” shall have the same meaning as in Rule 10b-18 of the Exchange Act.

“Affiliate” shall have the same meaning as in Rule 12b-2 of the Exchange Act and, for the avoidance of doubt, shall include officers and directors of a Holder of Series A, B, or C Preferred.

“Aggregate Equivalent Ownership” shall mean, with respect to any Holder of Series A, B or C Preferred at any date, a number (rounded to the nearest whole number) equal, without duplication, to the sum of (i) the Common Share Equivalent Numbers of such Holder and of such Holder’s Core Affiliates, and (ii) the number of shares of Class A Common Stock, Class B Common Stock, and/or Class C Common Stock owned directly or indirectly by such Holder and such Holder’s Core Affiliates.

“American Fisheries Act” means the Act adopted on October 21, 1998 as Division C, Title II of Public Law 105-277, as amended by Pub L. 107-20, Title II, §2202, and all regulations promulgated pursuant thereto, including without limitation, 46 CFR Part 356, in each case, as the same may be amended from time to time.

“ASLP” shall mean American Seafoods, L.P.

“ASLP Units” shall mean the limited partnership units of American Seafoods, L.P., a Delaware limited partnership, and its successors and assigns.

“Beneficial Ownership” shall mean with respect to Capital Stock, direct or indirect beneficial ownership thereof, by any Person determined in accordance with Rule 13d-3 under the Exchange Act, as amended and as amended, restated or supplemented by the Board Ownership Policies. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings. Notwithstanding the foregoing, no underwriter of the initial sale of any shares of Capital Stock will be deemed to Beneficially Own Capital Stock held by such underwriter until the 30th day following such initial sale.

“Board of Directors” shall mean the Board of Directors of the Corporation.

“Board Ownership Policies” shall have the meaning ascribed to it in Section C(1) of this Article FOURTH.

“Capital Stock” shall have the meaning ascribed to it in the first paragraph of this Article FOURTH.

“Class A Common Stock” shall have the meaning ascribed to it in the first paragraph of this Article FOURTH.

“Class A Holdings Units” shall mean the Class A Equity Units, as defined in the Holdings Partnership Agreement.

“Class B Common Stock” shall have the meaning ascribed to it in the first paragraph of this Article FOURTH.

“Class C Common Stock” shall have the meaning ascribed to it in the first paragraph of this Article FOURTH.

“Common Share Equivalent Number” shall mean, with respect to any holder of ASLP Units or Class A Holdings Units at any date, a number (rounded to the nearest whole number) equal to the sum of: (i) for so long as ASLP Units are outstanding, the number of shares of Class A Common Stock such holder would receive if such holder exchanged all of the ASLP Units owned directly or indirectly by such holder for IDSs under the terms of such holder’s Exchange Warrant (whether or not such holder could then exchange such ASLP Units thereunder) and (ii) the number of shares of Class A Common Stock the Corporation would be required to issue in order for all of the Class A Holdings Units owned directly or indirectly by such holder (except for Class A Holdings Units owned indirectly as a result of the ownership of ASLP Units) to be redeemed under the terms of the Exchange and Registration Rights Agreement (whether or not the Corporation would then be required to redeem such Class A Holding Units).

“Common Share Equivalent Voting Number” shall mean, with respect to any Holder of Series A, B or C Preferred at any date, a number (rounded to the nearest whole number) equal, without duplication, to the sum of the Common Share Equivalent Numbers of such Holder and of such Holder’s Core Affiliates.

“Common Stock” shall have the meaning ascribed to it in the first paragraph of this Article FOURTH.

“Control” shall mean, (i) with respect to any entity other than an investment fund or like investment vehicle, the ownership of more than 50 percent of the economic interests in such entity and the power without the consent of other parties to direct its affairs and activities, and (ii) with respect to an investment fund or like investment vehicle, the power without the consent of other parties to direct its affairs and activities.

“Core Affiliate” shall mean, with respect to any Holder of Series A, B or C Preferred at any date, (i) if such Holder is an individual, such Holder’s spouse or lineal descendants or any trust established solely for the benefit of the same, (ii) if such Holder is an entity, any other entity that Controls, is Controlled by or is under common Control with such entity.

“Default” shall have the meaning ascribed thereto in the Indenture.

“Effective Time” shall have the meaning set forth in Section A(1)(a) of this Article FOURTH.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Exchange and Registration Rights Agreement” shall mean the Exchange and Registration Rights Agreement, dated as of August 11, 2004, between the Corporation, ASLP and Holdings, as amended, restated or supplemented from time to time.

“Exchange Warrant” shall mean any exchange warrant issued under the Exchange and Registration Rights Agreement.

“Executive Officers” shall mean at any time the seven most highly compensated officers of the Corporation (excluding commission-based compensation) and (without duplication) the Chief Executive Officer of the Corporation and all officers of the Corporation reporting directly to such Chief Executive Officer.

“Foreign Ownership Rules” means all provisions of United States law regulating the citizenship of Persons as to the ownership, documentation, and operation of (i) any vessel documented under 46 U.S. Ch. 121 with a coastwise endorsement or (ii) any vessel documented under 46 U.S. Ch. 121 with a fishery endorsement that is one hundred (100) feet or greater in registered length, including, but not limited to, the American Fisheries Act, the Shipping act of 1916, as amended (46 U.S.C. §801 at seq.), 46 U.S.C. Ch. 121, and 46 U.S.C. Ch. 313, as from time to time amended, and the regulations issued by the United States Coast Guard, MARAD, the United States Secretary of Transportation, and the Department of Homeland Security pursuant thereto, as each may be amended from time to time.

“Fully Diluted Ownership Percentage” shall mean, with respect to any Holder of Series A, B or C Preferred at any date, a fraction, expressed as a percentage, (x) the numerator of which is such Holder’s Aggregate Equivalent Ownership at such date, and (y) the denominator of which is the total number of shares of Class A Common Stock, Class B Common Stock, and Class C Common Stock that would be outstanding at such date if all options (excluding any such options that either (i) remain unvested or (ii) have an exercise price that is higher than the market value of the securities that would be deliverable on exercise thereof) were exercised and immediately thereafter all outstanding exchange rights and rights to require redemption (including all such rights pertaining to ASLP Units and Class A Holdings Units) were exercised, regardless of whether such rights are then exercisable.

“Holder” shall mean an initial holder of any of the Series A, B or C Preferred and their respective Preferred Permitted Transferees who acquire ownership thereof.

“Holdings” shall mean American Seafoods Holdings, L.P., a Delaware limited partnership, and its successors and assigns.

“Holdings Partnership Agreement” shall mean the Limited Partnership Agreement of Holdings, dated as of the date hereof, as amended, restated or supplemented from time to time.

“IDS Notes” shall mean the Corporation’s             % Notes due 2019, governed by the Indenture.

“IDSs” shall mean the income deposit securities of the Corporation from time to time outstanding, initially consisting of one share of Class A Common Stock and $             principal amount of the IDS Notes.

“Indenture” shall mean the indenture, dated as of August 11, 2004 between the Corporation and Deutsche Bank National Trust Company, as trustee, relating to the IDS Notes.

“Junior Stock” shall have the meaning ascribed to it in Section B(1)(d)(iii) of this Article FOURTH.

“Liquidation Preference” shall mean, with respect to any share of Series A, B or C Preferred, $0.10.

“MARAD” shall mean the Maritime Administration with the United States Department of Transportation or any successor entity.

“Noncompliance Notice” shall have the meaning ascribed to it in Section D(2) of this Article FOURTH.

“Non-Complying Shares” shall mean, at any time, any shares of Capital Stock Beneficially Owned by any Person (a) the ownership of which, either individually or when taken together with the Beneficial Ownership by any other Person or Persons of shares of Capital Stock that were acquired before the date that the subject shares were acquired, does not comply with the Foreign Ownership Rules or the Board Ownership Policies or (b) which Person has failed to provide to the Corporation any written statement or affidavit required pursuant to Section C(2) of this Article FOURTH.

“Parity Stock” shall have the meaning ascribed to it in Section B(1)(d)(iii) of this Article FOURTH.

“Permitted Transferee” shall mean any Person to whom a Prohibited Owner Transfers Non-Complying Shares if upon their acquisition by such Permitted Transferee the shares would no longer be Non-Complying Shares.

“Person” shall mean an individual, limited liability company, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture or other entity, or a government, state or political subdivision thereof or any agency of such government, state or political subdivision.

“Preferred Permitted Transferee” shall mean with respect to any Holder, any of such Holder’s Core Affiliates that is a U.S. Citizen.

“Preferred Stock” shall have the meaning ascribed to it in the first paragraph of this Article FOURTH.

“Preferred Stock Certificate of Designations” shall have the meaning ascribed to it in Section B(2) of this Article FOURTH.

“Principal Market” for any class or series of Capital Stock shall mean (a) if the relevant class or series of Capital Stock is listed or admitted to trading on the American Stock Exchange, the American Stock Exchange or (b) if such Capital Stock is not listed or admitted to trading on the American Stock Exchange then such other securities exchange or over-the-counter market in the United States or Canada, or national quotations system in the United States or Canada, on or over which such Capital Stock trades, as the Board of Directors may determine.

“Prohibited Owner” shall mean any Person that holds or purportedly acquires Non-Complying Shares if upon the purported acquisition by such Person the Non-Complying Shares will remain Non-Complying Shares.

“Reasonable Purchase Period” shall mean, with respect to any Holder, any period beginning on the date such Holder delivers a Response Notice to the Corporation, during which such Holder’s average daily purchases (other than from the Corporation) of IDSs or Class A Common Stock, as then applicable, computed on a weekly basis, and excluding any restricted trading days, equals or exceeds 20% of the ADTV of the IDSs and/or Class A Common Stock, as then applicable; provided, that in no event shall a Reasonable Purchase Period equal less than twenty business days, and that a Holder shall not be required to purchase IDSs and/or Class A Common Stock in excess of the amount thereof sufficient to satisfy the pertinent percentage under Section B(1)(b)(iii)(A) or B(1)(b)(iii)(B) of Article FOURTH, as applicable. If any Holder delivers a Response Notice within six months following the completion of the initial public offering of the Corporation, the applicable Reasonable Purchase Period shall be tolled until the date that is six months after the completion of such initial public offering, but only if such Holder would otherwise be subject to the recapture of profits pursuant to Section 16(b) of the Exchange Act.

“Related Party” shall mean any Executive Officer, Person who has agreed to become an Executive Officer, Holder of Preferred Stock and any Affiliate of the foregoing.

“Response Notice” shall have the meaning ascribed to it in Section B(1)(b)(iii)(A) of this Article FOURTH.

“Senior Stock” shall have the meaning ascribed to it in Section B(1)(d)(iii) of this Article FOURTH.

“Series A Preferred” shall have the meaning ascribed to it in Section B(1)(a) of this Article FOURTH.

“Series B Preferred” shall have the meaning ascribed to it in Section B(1)(a) of this Article FOURTH.

“Series C Preferred” shall have the meaning ascribed to it in Section B(1)(a) of this Article FOURTH.

“Series A, B and C Preferred” and “Series A, B, or C Preferred” shall have the meanings ascribed thereto in Section B(1)(a) of this Article FOURTH.

“Suspension Period” shall have the meaning ascribed to it in Section D(4)(a) of this Article FOURTH.

“Transfer” (as a noun) shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition of shares (or of Beneficial Ownership of shares) of Capital Stock, ASLP Units or Class A Holdings Units, as the case may be, to an unaffiliated Person whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise. “Transfer” (as a verb) shall have the correlative meaning.

“Transfer Adjusted Ownership Percentage” shall mean, with respect to any Holder of Series A, B or C Preferred at any date, a fraction, expressed as a percentage, (x) the numerator of which is such Holder’s Aggregate Equivalent Ownership at such date, and (y) the denominator of which is 50,144,059, which is the total number of shares of Class A Common Stock, Class B Common Stock, and Class C Common Stock that would be outstanding immediately following the Effective Time if all outstanding exchange rights pertaining to ASLP Units were exercised, regardless of whether such rights are exercisable.

“U.S. Citizen” shall have the meaning ascribed to it from time to time in the Foreign Ownership Rules.

: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law or by this Certificate of Incorporation directed or required to be exercised or done by the stockholders.

Subject to the rights of the Series A, B and C Preferred, the number of directors constituting the Board of Directors shall be as set forth in, or determined by the Board of Directors in accordance with, the By-Laws of the Corporation, but shall initially equal 9, including those members elected by the Holders of the Series A, B and C Preferred. At each annual meeting of stockholders, the respective successors of each of the directors of the Board of Directors shall be elected for a one-year term expiring at the next succeeding annual meeting of stockholders or at such time as such respective successor directors are duly elected and qualified. Subject to Section B(1) of Article FOURTH, vacancies in the Board of Directors and newly-created directorships resulting from any increase in the authorized number of directors may be filled as provided in the By-Laws. Except with respect to those directors elected by Holders of Series A, B and C Preferred (who shall be subject to removal without cause solely by such Holders in accordance with Section B(1) of Article FOURTH), the holders of a majority of the shares then entitled to vote at an election of directors may remove any director or the entire Board of Directors with or without cause unless the votes cast against any such director’s removal would be sufficient to elect such director in an election of the entire Board of Directors pursuant to Section (A)(2)(b) of Article FOURTH, in which case such director may be removed only for cause by a vote of the holders of a majority of the shares then entitled to vote at an election of directors.

Advance notice of nominations by stockholders for the election of directors, and of stockholder proposals regarding action to be taken at any meeting of stockholders, shall be given in the manner and to the extent provided in the By-Laws of the Corporation.

The Board of Directors of the Corporation shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the By-Laws of the Corporation, other than the provisions of Sections 1.02, 1.14, 2.11 and 9.01 thereof, and except to the extent that the By-Laws or this Certificate of Incorporation otherwise provide or to the extent that the provisions of the By-Laws would conflict with the provisions of this Certificate of Incorporation. The provisions of this Certificate of Incorporation shall control over any conflicting provisions in the By-Laws of the Corporation.

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided that nothing contained in this Certificate of Incorporation shall eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing in respect of any act or omission occurring prior to the time of such repeal or modification.

The Corporation shall indemnify, to the fullest extent now or hereafter permitted by the DGCL, and advance reasonable expenses (including attorneys’ fees) to such person, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to become a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving or has agreed to serve at the request of the Corporation as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to be taken or omitted in such capacity, and may to the same extent indemnify any person who was or is a party or is threatened to be made a party to such an action, suit or proceeding by reason of the fact that he or she is or was or has agreed to become director, officer, employee or agent of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding or any appeal therefrom.

: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein conferred upon stockholders or directors are granted subject to this reservation. Notwithstanding the foregoing, in addition to any vote required by law, (x) any amendment or repeal of the provisions of Article FOURTH must be approved as provided therein and (y) any amendment or repeal of the provisions of Article FIFTH, this Article SIXTH and Article SEVENTH must be approved at any regular or special meeting of the stockholders of the Corporation upon the affirmative vote of the holders of two-thirds (2/3) or more of the combined voting power of the outstanding shares of Capital Stock, together with any required approval otherwise set forth in this Certificate of Incorporation and any Preferred Stock Certificate of Designations.

: Any action required or permitted to be taken by the holders of the Class A Common Stock, the Class B Common Stock and the Class C Common Stock must be effected at an annual or special meeting of the stockholders of the Corporation duly called in accordance with the By-Laws, and the ability of the holders of the Class A Common Stock, the Class B Common Stock and the Class C Common Stock to consent in writing to the taking of any action is specifically denied.

: The Corporation expressly elects not to be governed by Section 203 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by its undersigned officer, thereunto duly authorized, on the 11th day of August, 2004.

By:
Name:
Title: